EXHIBIT 99.1

Superconductor Technologies Closes on $15.0 Million Investment by Hunchun BaoLi Communication Co. Ltd.

SANTA BARBARA, Calif., March 4, 2008 (PRIME NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a leading provider of high performance infrastructure products for wireless voice and data applications, announced today that it has completed a previously announced $15.0 million private placement to Hunchun BaoLi Communication Co. Ltd. ("BAOLI") and two related purchasers. In the placement, STI issued 3,101,361 shares of common stock (under the agreement, only approximately 2.1 million of which may be voted) and 611,523 shares of non-voting Series A Preferred Stock, which does not pay a dividend. Each share of the Preferred Stock is convertible into ten shares of STI common stock, but only if the holder and related persons will hold not more than 9.9% of the outstanding stock of STI after the conversion. STI intends to use the proceeds of this private placement for general working capital purposes.

"With the closing of this investment, we are focusing on our Chinese joint venture with BAOLI, named BaoLi Superconductor Technology Co Ltd. (BSTI)," said Jeff Quiram, STI's president and CEO. "BSTI was officially registered in December 2007 to utilize our combined expertise to manufacture and market STI's SuperLink(r) interference elimination solution for the ongoing build out of China's 2G and 3G wireless networks. BSTI is already pursuing exploratory marketing initiatives, technical and market analysis and discussions with governmental officials. It recently placed orders for our TD-SCDMA SuperLink(r) solution for upcoming lab and field trial activities."

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI's SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963

About Hunchun BaoLi Communication Co. Ltd. (BAOLI)

Hunchun BaoLi Communication Co. Ltd. (BAOLI) is a wholly owned subsidiary of the BaoLi Group. BAOLI has finished its first stage investment of $26.4 million USD (out of a total expected investment of approximately $130 million USD) to establish a 10 million square foot manufacturing complex in the Commercial Cooperation Zone, Hunchun City. BAOLI manufactures push-to-talk (PTT) handsets and the associated battery technology for the China market. Two other BaoLi Group subsidiaries are focused on wireless solutions as well: VASPOLY Technology develops and markets PTT applications that can be customized to meet specific end-user requirements. Linkwave Communications provides innovative in-building wireless aggregation and distribution systems. Linkwave has been selected to provide the wireless communications systems for Olympic Stadium at the 2008 Olympics in Beijing. Linkwave also provides the wireless coverage solution for the Formula 1 race track in Shanghai China. The BaoLi Group operates a wide range of business entities including real estate development, financial services, and wireless communications in both the network infrastructure and handset areas. The BaoLi Group has facilities in the Hong Kong, Shenzhen, and Jilin province.

For information about BAOLI, please visit http://www.poly.cc.

CONTACT:  For Superconductor Technologies Inc.
          Lippert / Heilshorn & Associates
          Investor Relations
          Kirsten Chapman
          Cathy Mattison
          +1-415-433-3777
          invest@suptech.com